Exhibit 99.1
Commercial Metals Company Adopts Stockholder Rights Plan
Irving, Texas, July 31, 2011 — Commercial Metals Company (NYSE: CMC) today announced that its Board of Directors has adopted a Stockholder Rights Plan (the “Plan”) with a 10 percent threshold. Stockholders with existing positions over 10 percent will be grandfathered as described below.
The Plan is intended to enable all stockholders to realize the long-term value of their investment in the Company and protect them from unfair or coercive takeover attempts. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action and does not prevent the Board from considering or accepting an offer, if the Board believes such action is fair, advisable and in the best interests of its stockholders.
CMC’s Board said in a statement, “We have adopted this Stockholder Rights Plan following Carl Icahn’s sudden and rapid ownership increase in CMC, his aggressive use of derivatives which obscures the rate of his increase, and a call to the Company from one of Mr. Icahn’s representatives who indicated Mr. Icahn’s intention to continue accumulating CMC stock. We understand from Mr. Icahn’s representative that Mr. Icahn will not be available to meet with the Company until September. The Company intends to meet with Mr. Icahn at that time to understand in more detail his interest in CMC.”
The Stockholder Rights Plan
To effect the Plan, the Board declared a dividend of one Preferred Stock Purchase Right (“Right”) on each outstanding share of the Company’s Common Stock. The Rights will be represented by and will trade with the Company’s Common Stock. The Rights will not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person or group has acquired 10 percent or more of the Common Stock of the Company (including in the form of synthetic ownership through derivative positions), or a tender or exchange offer is made for 10 percent or more of the Common Stock of the Company. Should either of these conditions be met and the Rights become exercisable, each Right will entitle the holder to buy 1/1,000th of a share of Series B Junior Participating Preferred Stock at an exercise price of $70.00. Each such fractional share of Series B Junior Participating Preferred Stock will have economic and voting terms similar to those of one share of Common Stock. In addition, under certain circumstances, the Rights will entitle the holders to buy shares of the Company’s Common Stock or shares of an acquirer’s stock at a 50 percent discount.
The Rights may be redeemed by the Company for $0.001 per Right at any time until the tenth day following the first public announcement of the acquisition of beneficial ownership of 10 percent of the Company’s Common Stock.
The Plan exempts any person or group owning 10 percent or more of the Company’s Common Stock as of the announcement of the Plan. However, the Rights also will be exercisable if a person or group that already owns 10 percent or more of the Company’s Common Stock acquires any additional shares (including through derivatives, but other than pursuant to a dividend or distribution paid or made by the Company or pursuant to a stock split or reclassification).
The Plan will expire on August 1, 2014. The distribution of the Rights will be made to stockholders of record as of August 11, 2011. The Rights distribution is not taxable to stockholders. Further details about the Rights will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About Commercial Metals Company
Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or collectively impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, whether the Plan will have its intended effects. Actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended August 31, 2010, as updated from time to time in the Company’s SEC filings, which are available from the SEC’s website or without charge from the Company. The Company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Contact:
Barbara Smith
Chief Financial Officer
214-689-4300